UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2013

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

     Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Principal Executive Officer and Board Leadership

     On May 3, 2013, the Board of Directors of Meritor, Inc. (“Meritor”) appointed Ivor J. Evans Executive Chairman of the Board and Interim Chief Executive Officer and President and announced that Charles G. McClure, Jr., formerly Chairman, Chief Executive Officer and President, has left Meritor effective May 3, 2013.

     Mr. Evans has been a member of the Board of Directors of Meritor since 2005. He served as Vice Chairman of Union Pacific Corporation from January 2004 until his retirement in March 2005, and served as a member of the Union Pacific board of directors from 1999 to 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 21 years serving in key operations roles for General Motors Corporation (automotive). He is also a director of Textron Inc., Roadrunner Transportation Systems, Inc. and Spirit AeroSystems and an operating partner of HCI Equity Partners (formerly named Thayer Capital Partners).

     Mr. Evan’s qualifications include extensive operational and manufacturing experience from his years as a chief operating officer and senior executive of large public companies, including some in the automotive and transportation markets in which Meritor operates. He also has considerable transactional and corporate finance experience as an operating partner in a private equity firm.

     There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Evans and any of Meritor’s executive officers and any director, executive officer or person nominated to become a director or executive officer. Mr. Evans was not selected pursuant to any arrangement or understanding between him and any person other than Meritor. In addition, Mr. Evans did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

Election of New Director

     On May 3, 2013, the Board of Directors of Meritor elected William J. Lyons to the Board of Directors as a Class II director with a term expiring at the 2014 annual meeting of shareholders. The Board also appointed Mr. Lyons to the Audit Committee and determined that he satisfies the requirements for independence and is financially literate as that qualification is interpreted in the business judgment of the Board of Directors.

     As a non-employee director of Meritor, Mr. Lyons will receive a cash retainer at the rate of $90,000 per year for Board service. Non-employee directors also receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting). As part of director compensation, each non-employee director is also entitled to receive, immediately after each annual meeting of shareholders, an equity grant equal to a value of approximately $100,000, in the form of shares of common stock, restricted stock or restricted share units, at the director’s discretion. The restricted stock and restricted share units vest upon the earliest of (a) three years from the date of grant or (b) the date the director resigns or ceases to be a director under circumstances the Board determines not to be adverse to the best interests of the Company. Mr. Lyons has not yet received an equity award, but it is intended that he would receive an equity award pro-rated for his time of service for the current year.

     There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Lyons and any of Meritor’s executive officers and any director, executive officer or person nominated to become a director or executive officer. Mr. Lyons was not selected pursuant to any arrangement or understanding between him and any person other than Meritor. In addition, Mr. Lyons did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

     (d) Exhibits

     99a – Press release of Meritor, Inc., dated May 3, 2013

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

Date:	By:	/s/	Vernon G. Baker, II
May 3, 2013			Vernon G. Baker, II
Senior Vice President and General Counsel

EXHIBIT INDEX

     99a – Press Release of Meritor, Inc. dated May 3, 2013